UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2016

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chairman of the Board; Cessation of Employment of Alan D. Shortall and Ramin Mojdeh; Appointment of Executive Officers and Chair of the Board of Directors

As of March 11, 2016, Alan D. Shortall’s employment as Chief Executive Officer of Unilife Corporation (the “Company”) ceased and Mr. Shortall resigned from his position as Chairman of the Company’s Board of Directors (the “Board”). In addition, as of March 11, 2016 the employment of Ramin Mojdeh, Ph.D. as the Company’s President and Chief Operating Officer ceased.

Effective March 14, 2016 (the “Effective Date”), the Board appointed John Ryan as the Interim President and Chief Executive Officer of the Company. In addition to these roles, Mr. Ryan will continue to serve as the Company’s Senior Vice President, General Counsel and Secretary. The Board has appointed an Executive Leadership Team, representing key operational areas of the Company, to work in close collaboration with Mr. Ryan and the Board during Mr. Ryan’s tenure as Interim President and Chief Executive Officer of the Company. Mr. Ryan’s biographical information can be found in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on October 2, 2015, which information is incorporated herein by reference. There are no arrangements or understandings between Mr. Ryan and any other person pursuant to which he was selected as an officer of the Company. Mr. Ryan is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Ryan and any of the Company’s directors or executive officers.

As of the Effective Date, Ian Hanson was appointed as an executive officer. Mr. Hanson, age 42, has served as the Company’s Senior Vice President & General Manager, Advanced Drug Delivery Systems since November 1, 2014. From October 1, 2012 to November 1, 2014, Mr. Hanson served as the Company’s Vice President & General Manager, Advanced Drug Delivery Systems, and commencing July 27, 2011, he served as the Company’s Director, Advanced Drug Delivery Systems. Prior to joining the Company, Mr. Hanson served in the roles of Senior Engineering Manager, Manager, and Lead of Advanced Engineering & Systems Department of Medtronic Diabetes during the period from March, 2003 to July, 2011. From May, 2000 to March 2003, Mr. Hanson held various engineering roles in external mechanical research and development for Medtronic Diabetes. Prior to that, Mr. Hanson served as Chief Engineer for Inca One Corporation. Mr. Hanson holds a B.S.M.E. from California Polytechnic State University and a Masters in Mechanical Engineering from the University of California at Los Angeles. In connection with Mr. Hanson’s appointment as an executive officer, Mr. Hanson received a bonus of approximately $150,000. Such amount was not paid to Mr. Hanson as it was used to offset withholding obligations that the Company had previously paid on Mr. Hanson’s behalf. There are no arrangements or understandings between Mr. Hanson and any other person pursuant to which he was selected as an officer of the Company. Mr. Hanson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Hanson and any of the Company’s directors or executive officers.

The Board has engaged the executive search firm, Heidrick & Struggles International, Inc., to manage the search process for a permanent President and Chief Executive Officer of the Company.

As of the Effective Date, the Board appointed Mary Kate Wold to serve as its new Chair. Ms. Wold previously served as the Company’s Vice Chair of the Board, is currently the Lead Independent Director President and Chief Executive Officer of the Church Pension Group, and is a former finance executive at Wyeth.

Entry into a General Release with Mr. Shortall

The Company and Mr. Shortall entered into a General Release effective as of the Effective Date (the “Shortall Agreement”) pursuant to which the Company agreed to pay to Mr. Shortall the following lump sum cash payments: (i) $420,000, which amount represents twelve months of severance pay at Mr. Shortall’s base salary as of March 11, 2016; (ii) $420,000 in full satisfaction of amounts otherwise owed pursuant to the Employment Agreement, effective as of October 1, 2011, between the Company and Mr. Shortall, as amended (the “Shortall Employment Agreement”); (iii) $420,000 in full satisfaction of any bonus to which Mr. Shortall may have been entitled to for 2015; (iv) $56,538.46 in respect of Mr. Shortall’s unused vacation time; (v) $20,264 as reimbursement for the relocation expenses that Mr. Shortall previously incurred in connection with his relocation to the King of Prussia, Pennsylvania area; and (vi) $130,000 as reimbursement for all reasonable relocation expenses incurred by Mr. Shortall and his family for repatriation to Australia. In addition, the Company agreed to pay $20,000 of the legal fees incurred by Mr. Shortall in connection with the Shortall Agreement and to pay for the cost of Mr. Shortall’s group health coverage under any Company benefit plan for twelve months in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The cash payments set forth in (i)-(iv) and (vi) above will not be paid to Mr. Shortall as they will be offset in full by withholding obligations of the Company as a result of the vesting of restricted shares described below.

Under the Shortall Agreement, 4,000,000 unvested restricted shares that were granted to Mr. Shortall by the Company pursuant to the Restricted Stock Agreement, dated November 14, 2014, became fully vested.

Pursuant to the Shortall Agreement, the Company and Mr. Shortall executed a mutual release of claims. In addition, Mr. Shortall agreed to assign all inventions and works created by Mr. Shortall during his employment with the Company, to the extent that any such inventions and works were not previously assigned to the Company. Mr. Shortall also agreed to continue to comply with the confidentiality, non-solicitation and non-compete obligations under the Shortall Employment Agreement and to certain trading restrictions with respect to the shares of Common Stock which he holds.

The Shortall Agreement contains customary representations and warranties on the part of Mr. Shortall.

The foregoing description of the Shortall Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shortall Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Entry into Consulting Agreement with Mr. Shortall

On the Effective Date, the Company and Mr. Shortall entered into a Consulting Agreement dated as of March 11, 2016 (the “Shortall Consulting Agreement”), pursuant to which Mr. Shortall will provide to the Company consulting, organizational and strategic services until March 11, 2018, as directed or authorized from time to time by the Board or the Company’s Chief Executive Officer (collectively, the “Shortall Services”). Pursuant to the Shortall Consulting Agreement, Mr. Shortall agreed to provide the Shortall Services exclusively to the Company and to not render any type of services to a competitor of the Company’s business from March 11, 2016 until March 11, 2018.

Pursuant to the Shortall Consulting Agreement, in consideration of the Shortall Services, the Company agreed to (i) pay to Mr. Shortall an amount equal to $12,500 per calendar month from March 11, 2016 until March 11, 2018; (ii) issue to Mr. Shortall 10,000 shares of Common Stock per calendar month from March 11, 2016 until March 11, 2018; and (iii) if prior to March 11, 2021 the per share closing price of the Common Stock exceeds certain thresholds, issue to Mr. Shortall a number of shares of Common Stock (based on the stock price milestone that is achieved), up to a maximum of 1,000,000 shares of Common Stock.

Pursuant to the Shortall Consulting Agreement, if Mr. Shortall timely elects to continue group health coverage with the Company in accordance with COBRA and provides the Shortall Services through March 11, 2018, the Company has agreed to (i) continue to pay for the cost of such continuation coverage from April 2017 through September 2017; and (ii) pay to Mr. Shortall on a monthly basis from October 2017 through March 2018 an amount equal to the monthly amount paid by the Company to subsidize Mr. Shortall’s COBRA continuation coverage. Further, pursuant to the Shortall Consulting Agreement, Mr. Shortall is eligible for reimbursement of reasonable travel expenses which are approved in advance by the Company and are associated with Mr. Shortall’s performance of his duties under the Shortall Consulting Agreement.

The Shortall Consulting Agreement contains customary representations and warranties on the part of Mr. Shortall.

The foregoing description of the Shortall Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shortall Consulting Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Entry into a General Release with Dr. Mojdeh

The Company and Dr. Mojdeh entered into a General Release effective as of the Effective Date (the “Mojdeh Agreement”) pursuant to which the Company agreed to pay to Dr. Mojdeh the following cash payments: (i) $420,000, which amount represents twelve months of severance pay at Dr. Mojdeh’s base salary as of March 11, 2016, to be paid in equal installments over a twelve-month period; and (ii) $32,307.46 in respect of Dr. Mojdeh’s unused vacation time, to be paid in a lump sum. The Company also agreed to pay to Dr. Mojdeh an amount equal to $336,000, to be paid in equal installments over a twelve-month period, which amount represents Dr. Mojdeh’s target bonus pursuant to the Employment Agreement, effective as of July 1, 2012, between the Company and Dr. Mojdeh, as amended (the “Mojdeh Employment Agreement”). In addition, the Company agreed to pay up to $20,000 of the legal fees incurred by Dr. Mojdeh in connection with the Mojdeh Agreement and to pay for the cost of Dr. Mojdeh’s group health coverage under any Company benefit plan for twelve months in accordance with COBRA. Further, pursuant to the Mojdeh Agreement, the Company granted to Dr. Mojdeh on the Effective Date 3,800,000 fully vested and transferable shares of Common Stock. The cash payments described in this paragraph will not be paid to Dr. Mojdeh as such amounts (other than the $20,000 payment for the legal fees incurred by Dr. Mojdeh in connection with the Mojdeh Agreement) will be offset in full by withholding obligations of the Company as a result of such share issuance to Dr. Mojdeh and the vesting of restricted shares described below.

Under the Mojdeh Agreement, 167,500 unvested restricted shares that were granted to Dr. Mojdeh by the Company pursuant to the Restricted Stock Agreements, dated May 28, 2013 and May 15, 2014, became fully vested.

Pursuant to the Mojdeh Agreement, the Company and Dr. Mojdeh executed a mutual release of claims. In addition, Dr. Mojdeh agreed to assign all inventions and works created by Dr. Mojdeh during his employment with the Company. Dr. Mojdeh also agreed to continue to comply with the confidentiality, non-solicitation and non-compete obligations under the Mojdeh Employment Agreement and to certain trading restrictions with respect to the shares of Common Stock which he holds.

The Mojdeh Agreement contains customary representations and warranties on the part of Dr. Mojdeh.

The foregoing description of the Mojdeh Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Mojdeh Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 8.01.	Other Events

Press Release

On the Effective Date, the Company issued a press release announcing the management changes and appointments described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	General Release, dated March 11, 2016, by and between Unilife Corporation and Alan D. Shortall.

10.2	Consulting Agreement, dated March 11, 2016, by and between Unilife Corporation and Alan D. Shortall.

10.3	General Release, dated March 11, 2016, by and between Unilife Corporation and Ramin Mojdeh, Ph.D.

99.1	Press Release, dated March 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: March 14, 2016	By:	/s/ John Ryan

		Name:	John Ryan
		Title:	Interim President and Chief Executive Officer